Exhibit 10.1:

CONTRACT FOR SALE OF REAL ESTATE

THIS AGREEMENT, made and entered into this 24th day of May, 2005, by and between BUSEY BANK, an Illinois Banking Corporation, as Seller, and HUDSON TECHNOLOGIES COMPANY, as Buyer.

WITNESSETH:

1. That if the Buyer shall first make the payments and perform the covenants hereinafter mentioned to be made and performed, Seller agrees to convey and assure to Buyer merchantable title, in fee simple, free of encumbrances by good and sufficient Special Warranty Deed, the premises described as:

A part of the Northwest Quarter of the Northwest Quarter of Section 35, Township 20 North, Range 8 East of the Third Principal Meridian in Champaign County, Illinois, described as follows:

Beginning at the Northwest corner of Section 35, Township 20 North, Range 8 East of the Third Principal Meridian, thence South 89 degrees 18' 06" East along the North line of said Section 35, 50.00 feet for a true point of beginning; thence South 89 degrees 18' 06" East along the North line of Section 35, 400.00 feet; thence South 00 degrees 41' 54" West, 465.00 feet; thence North 89 degrees 18' 06" West parallel with the North line of said Section 35, 378.49 feet to the Easterly right of way line of Fisher Road, thence North 02 degrees 51' 14" West along the Easterly right-of-way line of Fisher Road, 310.71 feet; thence North 00 degrees 08' 07" West along the Easterly right-of-way line of Fisher Road, 154.90 feet to the place of beginning, situated in Champaign County, Illinois.

PIN 41-14-35-100-049

Commonly known as 3402 N. Mattis Avenue, Champaign, IL 61821

Subject to real estate taxes for the year 2004 and subsequent years; covenants, conditions, restrictions and easements, apparent or of record; all applicable zoning laws and ordinances;

and in consideration of thereof Buyer agrees to pay to Seller at Busey Bank, Urbana, Illinois, or at such other place or places as may be designated in writing by Seller, the total sum of ONE MILLION ONE HUNDRED THOUSAND DOLLARS ($1,100,000), at the time and in the manner following:

A.	Buyer shall make a cash payment at the closing in the amount of $100,000;
B.	Buyer shall receive a credit against the purchase price for the rent previously paid in the agreed amount of $98,000.
C.	Buyer may also receive credits against the purchase price as stated in paragraphs 7(b) and (c) hereof.
D.

The payment of the balance in cash and from the proceeds of a First Mortgage Loan to Buyer from Seller on the terms and conditions set forth in a Loan Commitment Letter attached hereto as Exhibit A and incorporated herein by this reference.

E.

In consideration of the payment terms hereunder, Buyer's Loan Number 1195522 in the amount of $41,078.63 memorialized in a note dated April 15, 2003 and modified on June 23, 2003 shall be deemed satisfied and Buyer shall have no further obligation or liability under that modified note. Within ten (10) days of closing, Seller will provide Buyer with documents documenting the satisfaction of this modified note.

2. Real estate taxes apportioned up to the date of closing shall be Seller's expense. The proration thereof shall be calculated upon the basis of the most current tax information including confirmed multipliers. Transfer tax and all special assessments which are a lien upon the real estate as of the date of the contract shall be Seller's expense. All such taxes and special assessments shall constitute a credit to Buyer against the purchase price, and shall release Seller from any further liability to Buyer in connection therewith.

3. Buyer is in possession of the premises pursuant to a lease with Seller dated October 29, 2002. Closing shall take place on or before May 31, 2005. At the time of closing, that lease shall be considered terminated and Buyer shall have no further liability or obligation pursuant to that lease. Buyer shall thereafter continue in possession of the premises pursuant to this transaction.

4. Insurance in force shall be so endorsed as to be payable to the respective parties according to their interest.

5. Seller agrees, on or before a reasonable time, to furnish to the Buyer a commitment for Owners Title Insurance Policy in the amount of the purchase price, subject only to the usual and customary exceptions contained therein, and free and clear of any and all encumbrances except any mortgage now on said real estate, which said mortgage shall be paid by Seller on or before the date of delivery of deed to Buyer at closing. Buyer shall have a reasonable time to have said commitment for title insurance examined, and in the event of defects affecting the merchantability of said title being found, Seller shall have a reasonable time to make said title merchantable. Seller shall give Buyer credit against the purchase price for any recording fees which are the responsibility of the Seller and for the cost of the premium for owner's title policy and for one-half of the search charge.

6. In the event of the failure of Buyer to make any of the payments or perform any of the covenants or agreements herein provided for after such payment is due or after the time such act should be performed, Seller may serve written notice of default upon Buyer and if such default is not corrected within ten (10) days thereafter, at the option of the Seller this contract shall terminate. In the event of default by the Buyer, Seller may pursue any remedies, at law or in equity, including the right to sue for specific performance.

7. It is understood that the condition of any building or improvement upon said premises is known to, and the said improvements as in their present condition are accepted by Buyer with the following explicit exceptions:

(a) Seller agrees to contribute up to the sum of $50,000.00 for repair and/or replacement of the roof of the subject premises. Seller shall place that $50,000.00 sum into an escrow account which shall be available to Buyer for payments for roof repair or replacement and related activities as such payments are required. The escrowed $50,000.00 shall be released to Buyer as bills from the roofing contractor are received and submitted to the Seller and Escrow Agent, and such funds shall be used by Buyer for payment of these bills. If the roof repairs do not, in fact, cost $50,000.00, any money remaining in the escrow account after Buyer has completed all of the necessary roof repairs shall be returned to Seller.

(b) Seller and Buyer have previously agreed that Seller shall contribute $3000.00 toward the costs of parking lot repairs at the Property. That sum shall be credited to Buyer against the purchase price at closing if Seller has not previously provided Buyer with a payment in that full amount.

(c) Buyer has had a focused Phase II assessment of the Property completed in order to allow this transfer of title to proceed for the benefit of itself and Seller. The cost of that Phase II assessment, $23,872.00, shall be split evenly between Buyer and Seller. Seller shall either submit a payment of $11,936.00 to Buyer or, if payment has not previously been made, such amount shall be credited to Buyer against the purchase price.

8. Buyer acknowledges that it has been provided with copies of a Limited Phase I Environmental Site Assessment dated June 7, 1993 and a Limited Phase II Environmental Site Assessment dated June 14, 1993, both having been prepared by Berns Clancy & Associates, PC. Seller is unaware of any adverse environmental conditions affecting the subject premises other than as set forth in the above-mentioned site assessments. In addition, Buyer and Seller have agreed to have a Limited Phase II performed at the Property; both Buyer and Seller have received and reviewed the Limited Phase II Environmental Site Assessment Report dated April 14, 2005 resulting from that Phase II work. Both parties have received Reliance Letters from Midwest Engineering Services, Inc. (MES) satisfactory to each party as to the reliability of the April 14, 2005 Report. Buyer and Seller hereby agree that each has reserved and does not waive any claims or defenses, whether currently known or unknown, of whatever nature, whether statutory or common law, either may have with respect to any environmental condition on, under or about the property. This reservation shall survive closing and nothing herein shall constitute a waiver of any reserved environmental claim or defense hereunder.

9. This contract contains the entire agreement between the parties and no oral representations, warranties or covenants exist other than those specifically herein set forth.

10. All conditions hereof shall be binding upon the heirs, representatives and assigns of the respective parties and shall apply to each and all of the parties regardless of the use of the singular term.

IN WITNESS WHEREOF the parties to these parties have hereunto set their hands and seals the day and year first above written.
BUSEY BANK, an Illinois Banking Corporation	HUDSON TECHNOLOGIES COMPANY

By: /S/ Jeff Jacob	By: /S/ Stephen P. Mandracchia
Its Sr. V.P.	Its Vice President
"Seller"	"Buyer"

smhud03e.doc